Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-203607
November 22, 2016

OVERSTOCK.COM, INC.

Overstock.com, Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-3 (File No. 333-203607) (the “Registration Statement”), which became effective on December 9, 2015. On November 14, 2016 the Company filed a prospectus supplement (the “Prospectus Supplement”) with the SEC relating to the Registration Statement.

On November 22, 2016 the Company issued the following press release.  Statements in the press release are all subject to and qualified by the information contained in the Prospectus Supplement or in the prospectus included in the Registration Statement (the “Prospectus”), and the Company disavows any such statements to the extent they are inconsistent with the information in the Prospectus, the Prospectus Supplement, or any of the Company’s filings under the Securities Exchange Act of 1934, as amended.  The offer of the securities described in the Prospectus and Prospectus Supplement is made only by the Prospectus and the Prospectus Supplement.

Overstock.com to Hold Investor Education Session on November 29, 2016
Company will discuss details of pending blockchain-traded share issuance

SALT LAKE CITY, Nov. 22, 2016 (GLOBE NEWSWIRE) — Overstock.com, Inc. (NASDAQ:OSTK) is scheduled to hold an investor education event on Tuesday, Nov. 29, 2016. The company has scheduled a conference call and webcast for 1:00 p.m. ET that day to discuss the forthcoming issuance of its Series A and B Preferred shares. Overstock will issue the Series A in digital form, traded on a secure platform provided by its t0.com, Inc. subsidiary using blockchain technology. The company will take questions via email. Please submit all questions in advance of the call to ir@overstock.com.

Webcast information

To access the live webcast and presentation slides, go to http://investors.overstock.com. To listen to the conference call via telephone, dial (877) 673-5346 and enter conference ID 18346519 when prompted. Participants outside the U.S. or Canada who do not have Internet access should dial +1 (724) 498-4326 and enter the conference ID provided above.

Replay

A replay of the conference call will be available at http://investors.overstock.com starting two hours after the live call has ended. An audio replay of the webcast will be available via telephone starting at 4:00 p.m. ET on Tuesday, Nov. 29, 2016, through 4:00 p.m. ET on Tuesday, Dec. 13, 2016. To listen to the recorded webcast by phone, dial (855) 859-2056 and enter the conference

ID provided above. Outside the U.S. or Canada, dial +1 (404) 537-3406 and enter the conference ID provided above.

In person

Investors may attend in person at the Overstock corporate headquarters at 799 West Coliseum Way in Midvale, Utah.

About Overstock.com

Overstock.com, Inc. (NASDAQ:OSTK) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, rugs, bedding, electronics, clothing, and jewelry. Additional stores within Overstock include Worldstock.com, dedicated to selling artisan-crafted products to help developing nations around the world, and Main Street Revolution, supporting small-scale entrepreneurs in the U.S. by providing them with a national customer base. Other community-focused initiatives include Farmers Market and pet adoptions.  Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock sells internationally under the name O.co and regularly posts information about the company and other related matters under Investor Relations on its website.

O, Overstock.com, O.com, O.co, Club O, Main Street Revolution, Worldstock, and OVillage are registered trademarks of Overstock.com, Inc.  O.biz and Space Shift are also trademarks of Overstock.com, Inc.  Other service marks, trademarks, and trade names which may be referred to herein are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact.  Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Form 10-Q for the quarter ended September 30, 2016, which was filed with the SEC on Nov. 3, 2016, and any subsequent filings with the SEC.

About t0

t0 (pronounced tee-zero) is a majority owned subsidiary of Overstock.com, focusing on the development and commercialization of financial technology (FinTech) based on cryptographically-secured, decentralized ledgers — more commonly known as blockchain technologies. Since its inception in October of 2014, t0 has pioneered the effort to bring greater efficiency and transparency to capital markets through the integration of blockchain technology. More information is available at t0.com.

Overstock.com, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Prospectus Supplement dated November 14, 2016, and other documents that Overstock.com, Inc. has filed with the SEC for more complete information about Overstock.com, Inc. and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Overstock.com, Inc. will arrange to send you the prospectus if you request it by calling 1-801-947-5409.